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Exhibit 99.7

CONSENT OF INVESTMENT BANKER TO HOTJOBS.COM, LTD.

The Board of Directors
HotJobs.com, Ltd.

We hereby consent to the inclusion of and reference to our opinion dated December 27, 2001 to the Board of Directors of HotJobs.com, Ltd. in Amendment No. 2 to the registration statement on Form S-4 of Yahoo! Inc. (file no. 333-76562), relating to the consideration to be received by HotJobs.com, Ltd. stockholders in connection with the proposed transaction between Yahoo! Inc. and HotJobs.com, Ltd. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the registration statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

LAZARD FRÈRES & CO LLC
By:	/s/ Patrick Sayer Patrick Sayer Managing Director

New York, New York
February 1, 2002

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CONSENT OF INVESTMENT BANKER TO HOTJOBS.COM, LTD.